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                                                              EXHIBIT 2.10


                    AMERICAN PUBLISHING COMPANY OF ILLINOIS



                                                                January 23, 1998


Chicago Deferred Exchange Corporation
171 North Clark, Ninth Floor
Chicago, IL  60601-3294

The Chicago Trust Company
Exchange Trust Division
171 North Clark Street
Chicago, IL  60601-3294

Dear Sirs and Madams:

     The purpose of this letter is to set forth our agreement with respect to the following matters relating to (i) the Exchange Agreement dated as of November 21, 1997 by and between American Publishing Company of Illinois ("APC") and Chicago Deferred Exchange Corporation ("Exchangor"), as amended on January 14, 1998, and (ii) the Qualified Exchange Trust Agreement dated as of November 21, 1997, among The Chicago Trust Company as Trustee under Trust No. 38347501 ("Trustee"), the Exchangor and APC, as amended on January 14, 1998 (collectively, the "Exchange Agreements"). All capitalized terms used herein and not defined herein shall have the meaning ascribed to such terms in the Exchange Agreements.

     Whereas APC desires to provide for payments through the Exchange Trust Account of certain adjustments in connection with the closing of both the LG Purchase Agreement and the KR Purchase Agreement.

     APC, the Exchangor and the Trustee have agreed that APC's rights under the LG Purchase Agreement that were assigned to the Exchangor under the Exchange Agreements shall be expanded to include all of APC'S rights to both receive and pay out (1) all purchase price payments and adjustments contemplated by the LG Purchase Agreement which are to occur on the Relinquished Property Closing Date and (2) the adjustments contemplated by Sections 3(c) and 3(d)

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of the LG Purchase Agreement which are to occur after the Relinquished Property
Closing Date.

     APC, the Exchangor and the Trustee further agree that APC's rights under the KR Purchase Agreement that were assigned to the Exchangor under the Exchange Agreements include all of APC's rights to both receive and pay out (1) all purchase price payments and adjustments contemplated by the KR Purchase Agreement which are to occur on the Replacement Property Closing Date and (2) the adjustments contemplated by Sections 2.6 and 2.7 of the KR Purchase Agreement which are to occur after the Replacement Property Closing Date.

     Notwithstanding the foregoing, APC shall remain liable for any and all payment obligations under the LG Purchase Agreement and the KR Purchase Agreement that have been assigned to the Exchangor herein in the event that such obligations are not paid by the Exchangor.

     APC, the Exchangor and the Trustee agree that APC shall have no right to receive, pledge, borrow or otherwise have available the Exchange Trust Account prior to the earlier of (i) the payment of all of the above adjustments which are to be made after the Relinquished Property Closing Date and the Replacement Property Closing Date or (ii) the passing of 180 days after the Relinquished Property Closing Date, at which point this trust shall terminate. Subject to the next sentence, nothing contained herein shall limit or otherwise be deemed to limit the ability of the Exchangor to pay the purchase price for the Replacement Property on the Replacement Property Closing Date pursuant to the KR Purchase Agreement. Notwithstanding the foregoing, amounts in the Exchange Trust Account shall be paid to APC, and this trust shall terminate, only in compliance with Treasury Regulation Section 1.1031(k)-1(g)(6).

                                        Very truly yours,


                                        AMERICAN PUBLISHING COMPANY OF
                                        ILLINOIS

                                             By:  /s/ J. A. Boultbee
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Accepted and agreed to by:



CHICAGO DEFERRED EXCHANGE CORPORATION

     By:  /s/ Miriam Golden
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THE CHICAGO TRUST COMPANY

     By:  /s/ Mary Cunningham-Watson
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